EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

M.D.C. Holdings, Inc.

401(k) Savings Plan

We consent to the incorporation by reference in the Registration Statement (No. 333-22167) on Form S-8 of M.D.C Holdings, Inc. of our report dated June 21, 2007 relating to the statements of net assets available for plan benefits of the M.D.C Holdings, Inc. 401(k) Savings Plan as of December 31, 2006 and 2005, and the related statement of changes in net assets available for plan benefits for the year ended December 31, 2006 and the related supplemental schedules as of December 31, 2006, which report appears in the December 31, 2006 Annual Report on Form 11-K of the M.D.C Holdings, Inc. 401(k) Savings Plan.

/s/ Gordon, Hughes & Banks, LLP

Greenwood Village, Colorado

June 26, 2007